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Exhibit 10.20

MANUFACTURING LICENSE

AND TECHNOLOGY TRANSFER AGREEMENT

January 28, 1991

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MANUFACTURING LICENSE AND TECHNOLOGY TRANSFER AGREEMENT

i

10.	Representations and Warranties		5
	(a)	Authority	5
	(b)	No Conflicts	6
	(c)	Ownership	6
	(d)	Government Grants	6
	(e)	Adequate Documentation	6
11.	The Company's Vendors		6
12.	Limitation of Liability		6
13.	Termination		6
	(a)	Company's Rights	6
	(b)	Licensee's Rights	7
	(c)	Cure Period	7
	(d)	Licensee's Remedy Upon Termination	7
	(e)	The Company's Remedy Upon Termination	7
	(f)	Rights of Third Parties	7
14.	Termination of Exclusivity		8
15.	Arbitration		8
	(a)	Procedure	8
	(b)	Injunctive Relief	8
16.	Escrow of Documentation		8
17.	Patent Protection		9
	(a)	Patent Enforcement	9
	(b)	Maintenance	9
	(c)	Notice of New Patents	9
18.	Confidential Information		9
	(a)	Definition	9
	(b)	Nondisclosure Obligations	9
	(c)	Survival	10
19.	General Provisions		10
	(a)	Notices	10
	(b)	Waiver	10
	(c)	Severability	10
	(d)	Choice of Law	10
	(e)	Attorney's Fees	10
	(f)	Assignment	10
	(g)	Export Control	11
	(h)	Entire Agreement	11
	(i)	Independent Contractor	11
	(j)	Force Majeure	11
	(k)	Section Headings	11
Exhibits
	1	Licensed Product

ii

MANUFACTURING LICENSE AND TECHNOLOGY TRANSFER AGREEMENT

        This Manufacturing License and Technology Transfer Agreement ("Agreement") is made and entered into this 28th day of January, 1991, by and between Schonberg Radiation Corporation, a California corporation having its principal place of business in Santa Clara, California ("Company"), and Accuray Associates, a California limited partnership having its principal place of business in Santa Clara, California ("Licensee").

        WHEREAS, the Company is engaged in the business of designing, engineering, manufacturing and selling linear accelerator products; and

        WHEREAS, the Company has acquired extensive know-how and related technical information with respect to such products; and

        WHEREAS, the Company has developed and is the exclusive owner of certain proprietary information, intellectual property rights and know-how related to such products;

        WHEREAS, Licensee wishes to manufacture, modify, use, sell, reproduce and distribute products utilizing the Company's proprietary information, intellectual property rights, know-how and related technical information; and

        WHEREAS, Licensee desires to obtain from the Company an exclusive, worldwide license, subject to field of use restrictions, to use all of the Company's intellectual property to manufacture, reproduce, modify, use, sell and otherwise distribute its products; and

        WHEREAS, Licensee wishes to acquire ownership of certain technology which may be developed with funds obtained by the Company through certain government grants.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

        1.    Definitions.    As used herein:

          (a)    Documentation.    The term "Documentation" shall mean any and all of the documents in the Company's possession relating to the manufacture, testing, use, sale or other distribution of the Licensed Product.

          (b)    Exercise Date.    The term "Exercise Date" shall mean the date on which any of the conditions set forth in paragraph 3 ("Exercise Preconditions") hereof are satisfied.

          (c)    Improvements.    The term "Improvements" shall mean any improvements, enhancements, adaptations, modifications or derivations, whether or not patentable.

          (d)    Licensed Copyrights.    The term "Licensed Copyrights" means any registered or unregistered copyrights of the Company as such exist on the Exercise Date that are relevant to, or may be reasonably required for, or in connection with, the development, design, manufacture, reproduction, testing, modification, application, use, sale or other distribution of the Licensed Product and the modification, translation, reproduction and distribution of the Documentation.

          (e)    Licensed Know-How.    The term "Licensed Know-How" shall mean any and all software, techniques, methods, drawings, formulae, specifications, designs, toolings, skills, concepts, trade secrets, vendor lists, technical and applications information and know-how existing on the Exercise Date, and all documentation or written or recorded data in the possession of the Company on the Exercise Date, whether patented or not, that are relevant to, or may be reasonably required for, or in connection with, the development, design, manufacture, reproduction, modification, testing, application, use, sale or other distribution of the Licensed Product.

          (f)    Licensed Patents.    The term "Licensed Patents" means (i) any United States or foreign applications filed by the Company which are based on the Licensed Know-How; (ii) any foreign patent applications based upon said United States patent applications; (iii) any additions, continuations, continuations-in-part, divisions, reissues or extensions based thereon; and (iv) any

  United States or foreign patent or other intellectual property rights obtained from any of said United States or foreign patent applications.

          (g)    Licensed Product.    The term "Licensed Product" shall mean the hardware product described on the attached Exhibit 1 as modified or enhanced from time to time by (i) all Improvements thereto developed by the Company prior to the Exercise Date and (ii) all Improvements thereto developed by Licensee at any time.

          (h)    Licensed Rights.    The term "Licensed Rights" shall mean the Company's Licensed Know-How, Licensed Patents and Licensed Copyrights.

          (i)    Medical Applications.    The term "Medical Applications" shall mean any and all applications involving x-ray and electron treatments which utilize stereotaxic localization for the definition of target volumes including radiosurgery and stereotaxic radiotherapy.

        2.    License Grant.

          (a)    Manufacturing License.    The Company grants to Licensee a perpetual, exclusive, worldwide license, subject to the right to exercise such rights set forth in paragraph 3 ("Exercise Preconditions") to use the Licensed Rights and Licensed Know-How (including any Improvements thereto developed by the Company prior to the Exercise Date) to manufacture (or have manufactured pursuant to paragraph 8 ("Subcontracting") hereof) Licensed Products for Medical Applications and an exclusive worldwide license to use, sell or otherwise distribute, make Improvements to, and repair such Licensed Products; provided, however, that the Company retains the right to manufacture the Licensed Products for sale to Licensee pursuant to the terms of the Purchase Agreement (as defined below) and all rights to the Licensed Product for applications other than Medical Applications.

          (b)    Documentation.    The Company grants to Licensee a perpetual, nonexclusive, worldwide license to use, reproduce, modify, translate and distribute the Documentation pursuant to the terms of this Agreement.

        3.    Exercise Preconditions.    Licensee may only exercise its rights under paragraph 2 ("License Grant") under any of the following circumstances:

          (a)    Insolvency, Bankruptcy.    The insolvency of the Company or the commencement by or against the Company of any case or proceeding under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of debtors which case or proceeding is not dismissed within thirty (30) days after a petition is first filed against the Company.

          (b)    Inadequate Supply.    The Company at any time becomes unwilling or unable to supply products under that certain OEM Purchase Agreement dated January 28, 1991 between the Company and Licensee (the "Purchase Agreement") in a sufficient quantity to meet Accuray's requirements. The parties agree that the Company's failure to meet Accuray's delivery requirements within 45 business days after the delivery date scheduled pursuant to the terms of the Purchase Agreement shall be deemed to be conclusive evidence of the Company's inability to meet Licensee's requirements.

          (c)    Acquisition of Company.    The Company is acquired through a merger, sale of all or substantially all of its assets or a purchase of more than fifty percent of its outstanding capital stock by a person or persons not affiliated with the Company as of the date of this Agreement.

          (d)    Breach of Purchase Agreement.    The Company is in material breach under the terms of the Purchase Agreement.

          (e)    Six (6) Months Notice.    Six (6) months after Licensee delivers written notice to the Company that it intends to exercise its right to manufacture (or have manufactured) the Licensed Product; provided, that in such event the Licensee shall purchase from the Company at its cost all of the Company's remaining inventory related to the manufacture of the Licensed Products which is not useable by the Company in the manufacture of the Company's products for sale to customers other than the Licensee.

          4.    Improvements.

          (a)    Company Improvements.    Subject to Licensee's rights under paragraph 2 ("License Grant"), the Company shall own the entire right, title and interest to all Improvements developed by it. However, the Company shall, during the term hereof, promptly disclose such Improvements to Licensee and upon the request of Licensee, shall enter into good faith negotiations with Licensee for a license to such Improvements which are developed after the Exercise Date.

          (b)    Licensee Improvements.    Licensee shall own the entire right, title and interest to Improvements developed by it. However, Licensee shall, during the term hereof, promptly disclose such Improvements to the Company and, upon the request of the Company, shall enter into good faith negotiations for a license to such Improvements.

          5.    Royalties.

          (a)    Amount of Payment.    Licensee shall pay to the Company a royalty of $[*] for each Licensed Product manufactured by Licensee, or by a third party on Licensee's behalf, which is sold or otherwise distributed (a "Royalty Bearing Product") until such time as the Maximum Royalty Amount (as defined below) has been paid to the Company under this Agreement; provided, however, that the Maximum Royalty Amount shall be reduced by the full amount of any research and development costs which are paid for by Licensee under the terms of the Purchase Agreement in connection with the delivery of the Initial Units (as defined in the Purchase Agreement). The Maximum Royalty Amount shall be calculated as follows: (i) if the Exercise Date occurs on or prior to the fifth anniversary of the date hereof, the Maximum Royalty Amount shall be $[*] and (ii) if the Exercise Date occurs after the fifth anniversary of the date hereof, the Maximum Royalty Amount shall be $[*], $[*] of which shall be paid by the Licensee in a lump sum payment upon delivery by the Company of the Documentation. Upon payment in full for the royalties accrued during such period, the licenses granted under this Agreement shall become fully-paid and royalty-free.

          (b)    Payment Terms.    Royalties shall be paid within twenty (20) business days after the end of each quarter during which Licensee ships a Royalty Bearing Product to any user. Concurrently with the royalty payment, Licensee shall submit to the Company a written report for the preceding calendar quarter setting forth the total number of Royalty Bearing Products shipped during the quarter, and a calculation of the total royalties owed to the Company for such quarter.

          (c)    Records.    Licensee shall keep accurate records of the Royalty Bearing Products for a minimum of three (3) years from shipment in sufficient detail to enable the royalties payable to the Company to be determined accurately. To enable the Company from time to time to determine the accuracy of such records, Licensee shall permit an independent certified public accountant, acceptable to both parties, to inspect its pertinent records following reasonable notice and during reasonable business hours, not more frequently than annually. To protect Licensee's confidential business information, the report of such accountant to the Company shall be confined solely to statements regarding the accuracy of royalty payments made to the Company by Licensee. Except as specified below, such inspections shall be at the expense of the Company. If such inspection discloses an underpayment of more than 5%, Licensee shall reimburse the Company for the cost of such inspection and shall promptly pay the Company all previously unpaid amounts plus interest

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

thereon at the rate of eighteen percent (18%) per annum or the highest interest rate permitted by law, whichever is lower. The Company's inspection rights pursuant to this paragraph shall terminate two (2) years after the licenses granted under this Agreement become fully-paid and royalty-free.

          (d)    Taxes.    Licensee further agrees to pay any sales, use, excise, value added, or similar tax not based on the Company's income which the Company may incur to any state in respect of this Agreement if the Company submits an invoice to Licensee on a timely basis reflecting the amount of any such tax. If a resale certificate or other certificates or document of exemption is required in order to exempt any transaction under this Agreement from sales or use tax liability, Licensee will promptly furnish such certificate or document to the Company.

          6.    Duties of Company.

          (a)    Delivery of Documentation.    The Company agrees to furnish to Licensee all current versions of Documentation then existing within ten (10) business days after the Exercise Date; provided, however, that if the Licensee exercises its rights under subparagraph 3(e) ("Six Months Notice") above, the Company will furnish the Documentation to Licensee at least sixty (60) days prior to the Exercise Date. If Documentation is provided to Licensee prior to the Exercise Date, the Company shall be required to provide any updates or modifications to such Documentation which are made prior to the Exercise Date within ten (10) business days after the Exercise Date.

          (b)    Training.    The Company will furnish help to Licensee in the form of transfer of the Licensed Rights and instruction in the manufacture of the Licensed Products by providing free of charge, 500 person-hours of a qualified person's time for engineering know-how, manufacturing know-how, and service know-how, at times reasonably requested by Licensee during the first eighteen (18) months after the Exercise Date. In addition, during the first two (2) years after the Exercise Date, Licensee shall have the right to purchase from the Company additional consultation services at the Company's standard engineering, manufacturing or service consultant rate in effect at the time of the request. At Licensee's request, the Company will provide this training at Licensee's premises, provided that Licensee will pay all reasonable transportation and living expenses for training at any facility which is more than fifty (50) miles from the Company's principal place of business.

          (c)    Visitation Rights.    Upon reasonable advance notice during the first two (2) years after the Exercise Date and provided that Licensee's manufacturing license under paragraph 2 ("License Grant") remains in effect, the Company shall allow Licensee's personnel to visit the Company's place of business and discuss and inspect the Company's method of manufacturing the Licensed Product and related matters concerning the technology transferred to Licensee hereunder.

          7.    Rights Under Government Grants.

          (a)    Subcontract of Research and Development.    The Company has submitted a proposal entitled "Computer Mediated Stereotaxic Radiosurgery" to the Department of Health and Human Services for a Phase II Small Business Innovation Research Grant (the "SBIR Grant"). In addition, the Company is a Private Sector Participant along with Stanford University in a project entitled "Computer Mediated Stereotaxic Radiosurgery" which is being funded by a California Competitive Technology Grant (the "CCT Grant"). If the Company is awarded the SBIR Grant, it will subcontract to Licensee the maximum amount which it is entitled for research and development to be conducted under the SBIR Grant. In addition, the Company will use Licensee's employees as consultants wherever possible and appropriate. The Company also agrees to consult with Licensee in the selection of equipment to be purchased with funds from the SBIR Grant and will transfer to Licensee, upon completion of the research and development, all computer equipment and related equipment purchased with the SBIR Grant, subject to the rights of the U.S. Government to such equipment under the SBIR Grant.

          (b)    Inclusion in Licensed Rights.    Any patent applications, copyrights, trade secrets or other intellectual property rights which result from the research and development under the SBIR Grant and/or the CCT Grant and which directly relate to the manufacture of the Licensed Products shall be included in the definition of Licensed Rights.

          (c)    Technology Transfer.    The Company will transfer and assign to Licensee all right, title and interest which it acquires at any time in any patents, patent applications, copyrights, trade secrets or other intellectual property which results from the research and development conducted utilizing the SBIR Grant and/or the CCT Grant and is not directly related to the manufacture of the Licensed Products or other linear accelerator devices.

        8.    Subcontracting.    Licensee shall have the right to contract with a third party to manufacture all or any part of the Licensed Product for Licensee's exclusive benefit so long as such subcontractor agrees to the same obligations and limitations as are imposed upon Licensee in the manufacture of the Licensed Product under this Agreement, including the Company's termination rights set forth in paragraph 13 ("Termination") hereof; provided, however, that if Licensee has exercised its rights under Paragraph 2 ("License Grant") pursuant to Paragraph 3(c) ("Acquisition of Company") or Paragraph 3(e) ("Six (6) Months Notice"), Licensee shall not be entitled, without the prior written consent of the Company, to use any subcontractor to manufacture the Licensed Products which manufactures X-Band linear accelerators for the industrial market. Licensee agrees that a breach by its subcontractor of the obligations and limitations of this Agreement shall be deemed to be a breach by Licensee under this Agreement.

        9.    Indemnification.

          (a)    Infringement of Proprietary Rights.    In the event that a third party makes any claim, which the Licensee reasonably believes to be valid, that (i) the manufacture, reproduction, use, sale or other distribution of the Licensed Product or any part or component thereof, and/or (ii) the use, reproduction or distribution of the Documentation infringes, violates or misappropriates the intellectual property rights of any third party, the Company will use its best efforts to modify the design of the Licensed Product at no cost to the Licensee so that is no longer infringing and continues to comply with the Specifications in all materials respects; provided, however, that this obligation will not cover any claim that the Licensed Product infringes any third party's rights as used in combination with any software or hardware not supplied by the Company, if that claim could have been avoided by the use of the Licensed Product alone or with other software or hardware. In the event that the Company is unable, after using its best efforts, to modify the design of the Licensed Product so that it is no longer infringing, Licensee shall be entitled to offset against any portion of the Maximum Royalty Amount which remained unpaid as of the date on which Licensee gives the Company notice of the third party claim, any royalties or lump sum payments made by Licensee to the party claiming that the Licensed Product infringes its intellectual property rights.

          (b)    Breach of Representations and Warranties.    The Company agrees to indemnify and hold Licensee and its affiliates harmless from any loss, cost, damage or expense (collectively a "Loss") suffered by Licensee and/or its affiliates to the extent such Loss arises from a breach of the Company's representations and warranties contained in Section 10 ("Representations and Warranties") of this Agreement.

        10.    Representations and Warranties.

          (a)    Authority.    Each party represents and warrants that: (i) it has the right and authority to enter into this Agreement and to perform its obligations under this Agreement and (ii) this Agreement is a valid and binding obligation of such party, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

          (b)    No Conflicts.    The Company represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or conflict with or constitute a material default under any agreement, license or other instrument to which the Company is a party or by which it is bound. The Company further represents and warrants that it has not granted to any third party any rights or licenses to the Licensed Rights, or any portion thereof, for Medical Applications.

          (c)    Ownership.    The Company represents and warrants that it is the owner and holder, or licensee, of the Licensed Rights, that it has the authority to grant a license thereto, and that it has no knowledge of any facts which might lead to a claim of infringement of any patent, copyright, trade secret or other proprietary rights of any third party as a result of this Agreement or any acts contemplated by this Agreement.

          (d)    Government Grants.    The Company will use its best efforts to obtain the SBIR Grant and shall take all actions which are necessary and proper to limit, to the extent possible, the rights of any third party, including any governmental agency, in the technology developed pursuant to such grant.

          (e)    Adequate Documentation.    The Company represents and warrants that the Documentation delivered in accordance with subparagraph 6(a) ("Delivery of Documentation") is in accordance with good commercial practice and is sufficient in detail to enable the Company to manufacture the Licensed Product as it exists on the Exercise Date.

        11.    The Company's Vendors.    The Company has no contracts, agreements, understandings or arrangements of any kind with any of its vendors which prevent, or will prevent, Licensee from buying directly from any such vendor any standard commercial parts or assemblies necessary to assemble the Licensed Products. The Company will furnish its vendor list to Licensee within ten (10) business days following the Exercise Date; provided, however, that if the Licensee exercises its rights under paragraph 3(e) ("Six Months Notice") above, the Company shall provide such list to Licensee sixty (60) days prior to the Exercise Date.

        12.    Limitation of Liability.    NEITHER LICENSEE NOR THE COMPANY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES FOR ANY LOST REVENUE, LOST PROFITS OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES UNDER ANY LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        13.    Termination.

          (a)    Company's Rights.    The Company shall have the right to terminate this Agreement and to terminate its further obligations hereunder upon the occurrence of any of the following events (subject to Licensee's ability to cure or remedy such event as described in subparagraph 13(c) ("Cure Period"):

    (i)
    A material default by Licensee under any provision of this Agreement; or

    (ii)
    The commencement by or against Licensee of a case or proceeding under any bankruptcy, reorganization, insolvency or moratorium law or any other law or laws for the relief of creditors, which case or proceeding is not dismissed within thirty (30) days after the first petition is filed; or

    (iii)
    Cessation of all or substantially all of its Licensee's business operations at any time after July 1, 1991, unless such operations are continued by a successor or assign under subparagraph 19(f) ("Assignment") below; or

    (iv)
    The eighth anniversary of the date hereof if the Licensee has not exercised its rights under Paragraph 2 hereof ("License Grant") prior to such date.

          (b)    Licensee's Rights.    Licensee shall have the right to terminate this Agreement and to terminate its further obligations hereunder upon the occurrence of a material default by the Company under Section 6 ("Duties of the Company") or Section 10 ("Representations and Warranties") of this Agreement (subject to the Company's ability to cure or remedy such event as described in subparagraph 13(c) ("Cure Period") below).

          (c)    Cure Period.    Upon the occurrence of any event entitling a party to terminate this Agreement and its further obligations under this Agreement, and if such party wishes to terminate its further obligations under the Agreement, the party shall send notice of termination, specifying the nature of the default, to the other party and shall permit at least thirty (30) days following receipt of such notice to enable the other party to cure the problem. Failure to cure the problem shall result in termination without further notice by the notifying party, unless such notifying party extends the cure period by written notice.

          (d)    Licensee's Remedy Upon Termination.    Upon Licensee's termination of this Agreement, Licensee's sole and exclusive remedy hereunder shall be the receipt of a perpetual right to manufacture, have manufactured (pursuant to Paragraph 8 ("Subcontracting")), make Improvements to repair, sell or otherwise distribute the Licensed Product, to use, reproduce, modify and distribute the Documentation and to use the Licensed Rights and Licensed Know-How without any additional payments to the Company, other than royalty payments owed to the Company for Licensed Products manufactured prior to termination, regardless of whether such Licensed Products have been shipped to a user prior to termination, which shall be paid within twenty (20) days after the end of the quarter in which the Licensed Products are shipped to a user.

          (e)    The Company's Remedy Upon Termination.    Upon the Company's termination of this Agreement, Licensee shall immediately cease using the Licensed Rights and shall deliver a certificate to the Company by a duly authorized representative of Licensee stating that it no longer has any right to use the Licensed Rights of the Company or to manufacture or have manufactured the Licensed Product, and that the original and all copies of any information furnished by the Company hereunder have either been destroyed or returned to the Company; provided, however, that Licensee shall have the right to dispose of its inventory of the Licensed Product manufactured prior to the effective date of termination conditioned upon payment of the royalties set forth in Paragraph 5 ("Royalties") hereof. Licensee shall have the right to continue to lease Licensed Products which were being leased to customers at the time of termination.

          (f)    Rights of Third Parties.    Any termination of this Agreement shall not in any way affect the right of prior recipients of the Licensed Products from continuing to use such products after such termination.

        14.    Termination of Exclusivity.    If the Licensee has not sold or otherwise distributed a minimum of [*] ([*]) systems incorporating Royalty Bearing Products (whether manufactured pursuant to the terms of this Agreement or purchased pursuant to the terms of the Purchase Agreement) ("Licensee Systems") prior to March 31, 1997, the manufacturing license granted in subparagraph 2(a) ("Manufacturing License") above shall become non-exclusive; provided, however, that in lieu of losing its exclusive rights under this Agreement, Licensee may, at its option, elect to make a cash payment to the Company in an amount equal to $[*] multiplied by the difference between [*] ([*]) and the number of Licensee Systems which Licensee has sold or otherwise distributed, which payment shall be credited in full against the Maximum Royalty Amount. Thereafter, the manufacturing license shall remain exclusive provided that in each successive twelve (12) month period, until the Maximum Royalty Amount is paid, Licensee sells or otherwise distributes at least [*] ([*]) Licensee Systems.

          15.    Arbitration.

          (a)    Procedure.    Except as provided in subparagraph (b) ("Injunctive Relief") below, any controversy or claim arising out of or related to this Agreement, or the breach hereof, will be settled by arbitration before one arbitrator in Santa Clara County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration hearing will commence within ninety (90) days after appointment of the arbitrator. Unless the arbitrator finds that exceptional circumstances justify delay, the hearing will be completed and an award will be rendered in writing within ninety (90) days after commencement of the hearing. The arbitrator may include in the award the prevailing party's costs of arbitration and reasonable fees of attorneys, accountants and other professionals connected with the arbitration.

          (b)    Injunctive Relief.    Either party shall have the right to seek and obtain preliminary and/or final injunctive relief in any court of competent jurisdiction for any dispute relating to the actual or threatened violation of its proprietary rights or any unauthorized use of the Licensed Rights.

        16.    Escrow of Documentation.    The Company agrees to place in escrow (the "Escrow") with an independent third party escrow agent reasonably acceptable to the Licensee (the "Escrow Agent") within ninety (90) days of the date on which the Licensee obtains financing in the amount of at least $[*], one copy of the Documentation as it exists on that date. After the Company has delivered the first Initial Unit (as defined in the Purchase Agreement), the Documentation in the Escrow shall be revised or replaced to reflect the as built design requirements of the technology to be provided to the Licensee. In addition, the Company agrees to update the Documentation contained in the Escrow to reflect any Improvements and other modifications to the Licensed Product once each calendar year until the Exercise Date. The agreement between the Company, the Licensee and the Escrow Agent shall provide for the release of the Documentation at the request of the Licensee at any time on or after the date on which the Company is required to deliver the Documentation in accordance with subparagraph 6(a) ("Delivery of Documentation") of this Agreement. All costs and expenses related to establishing and maintaining the Escrow shall be borne by the Licensee.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

        17.    Patent Protection.

          (a)    Patent Enforcement.    If the Company fails to bring and diligently prosecute suits for infringement of the Licensed Patents within sixty (60) days after a written request by Licensee to bring such action; Licensee shall have a right to bring a suit for infringement of the Licensed Patents in its own name and at its own expense if Licensee can reasonably demonstrate that such infringements have had or will have an adverse impact on the business being exploited by Licensee under the licenses granted herein. If an infringement suit is brought by Licensee under this paragraph, Licensee shall be entitled to retain all costs and damages awarded.

          (b)    Maintenance.    The Company shall pay all maintenance fees required under any law or regulation to maintain the enforceability of the Licensed Patents during the term of this Agreement. If the Company decides not to pay any such maintenance fees, it shall provide Licensee with written notice of such intention within a sufficient period of time for Licensee, if it so elects, to pay such maintenance fees. Any fee paid by Licensee under this paragraph shall be offset against its royalty obligations under Section 5 ("Royalties").

          (c)    Notice of New Patents.    The Company shall give Licensee prompt written notice of any patent applications filed and patents issued subsequent to the date hereof which fall within the scope of Licensed Patents.

        18.    Confidential Information.

          (a)    Definition.    "Confidential Information" means any information, technical data, or know-how, related to any aspect of either party's business, including, but not limited to, research, products, proposals, software, services, development, inventions, processes, designs, drawings, engineering, marketing, customer lists, vendor lists and finances, which is disclosed by one party to the other, either directly or indirectly, in writing, orally or by drawings, plans or inspection of products, materials, parts or equipment, provided that any Confidential Information disclosed orally or visually must be reduced to writing within ten (10) days and delivered to the receiving party, and all Confidential Information, other than that given orally, must be marked "Confidential." "Confidential Information" does not include any such information, technical data, or know-how which:

    (i)
    is already or otherwise becomes publicly known, other than as a result of any action or inaction of the receiving party;

    (ii)
    is in the receiving party's possession prior to disclosure by the disclosing party as can be shown by the receiving party's files and records immediately prior to disclosure;

    (iii)
    is approved for release by written authorization of the disclosing party;

    (iv)
    is required to be disclosed by law or competent governmental authority;

    (v)
    is in the receiving party's possession as a result of disclosure by a third party who did not violate any restrictions on disclosure in connection therewith; or

    (vi)
    is independently developed by the disclosing party without any reliance on the Confidential Information of the other party, as can be shown by the disclosing party's files and records immediately prior to the disclosure.

          (b)    Nondisclosure Obligations.    Each party agrees to protect the confidentiality of all Confidential Information of the other party, and to take all reasonable steps to prevent unauthorized disclosure or use of the Confidential Information of the other party and to prevent it from falling into the public domain or the possession of unauthorized persons. Each party agrees not to disclose any Confidential Information of the other party to third parties (other than as expressly provided herein or in the Purchase Agreement), and to disclose to its employees, contractors, consultants or sublicensees only such Confidential Information of the other party as is necessary to each person's responsibilities in performing pursuant to the provisions of this Agreement or the Purchase Agreement, and then only if such person is bound by a confidentiality agreement containing terms substantially similar to those contained in this Section 18 ("Confidential Information"). Each party shall promptly advise the other party of any misappropriation or misuse by any person of any Confidential Information of such other party.

          (c)    Survival.    The provisions of this Section 18 ("Confidential Information") shall survive the termination or cancellation of this Agreement for a period ending ten (10) years from the date first above written, and shall apply with equal force to any Confidential Information of either party acquired by the other prior to the date of this Agreement.

        19.    General Provisions.

          (a)    Notices.    All notices and requests required or authorized by this Agreement shall be given in writing and shall be conveyed by personal delivery or by certified mail, return receipt requested, addressed to the other party as designated below. The notice shall be deemed to have been given upon personal delivery or three (3) days after deposit in the mail. Notices to Licensee shall be addressed as follows:

      Accuray Associates
      c/o Accuray Incorporated
      3300 Keller Street, Building 101
      Santa Clara, CA 95054
      Attn: President

        Notices to the Company shall be addressed as follows:

      Schonberg Radiation Corporation
      3300 Keller Street, Building 101
      Santa Clara, CA 95054
      Attn: President

          (b)    Waiver.    The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

          (c)    Severability.    If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions shall continue in full force and effect, and the parties agree to substitute a valid provision with the same intent and economic effect.

          (d)    Choice of Law.    The validity, interpretation, and performance of this Agreement shall be controlled by, and construed under, the laws of the State of California, without giving effect to the principles of conflict of laws.

          (e)    Attorney's Fees.    If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its attorneys' fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

          (f)    Assignment.    Neither party shall assign any rights or obligations hereunder without the prior written consent of the other party, except that Licensee may assign its rights and obligations to a third party pursuant to a merger, sale of all or substantially all of Licensee's assets, or other reorganization (including, but not limited to, a reorganization of Licensee into a corporation) provided that such third party agrees in writing to assume all of Licensee's obligations hereunder and to be bound by all of the restrictions contained herein. Subject to the above restrictions on assignment, this Agreement shall inure to the benefit of and bind the successors and assigns of the parties.

          (g)    Export Control.    Licensee agrees that it will not re-export from the United States any of the Licensed Product, Licensed Rights or Documentation in any form, without the prior written consent of any agency of the Government of the United States, where such consent is necessary.

          (h)    Entire Agreement.    This Agreement and the Purchase Agreement contain the entire understanding of the parties with respect to the matters contained herein and therein. There are no promises, covenants, or undertakings other than those expressly set forth herein or therein. This Agreement may not be modified except by a writing of even date herewith or subsequent hereto signed by authorized representatives of both parties.

          (i)    Independent Contractor.    The relationship between the Company and Licensee shall be that of independent contractors. Nothing contained herein shall be construed to imply a joint venture, principal or agent relationship, or other joint relationship, and neither party shall have the rights, power or authority to create any obligation, express or implied, on behalf of the other.

          (j)    Force Majeure.    Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on the account of fire, flood, earthquake or other casualty, labor disputes, shortages, riots, insurrections, acts of God, war or any other cause which is beyond the reasonable control of such party; provided, however, that any delay as a result of a cause specified under this paragraph which continues for a period of more than ninety (90) days shall entitle the other party to terminate the Agreement in accordance with Section 13 ("Termination").

          (k)    Section Headings.    The headings used in this Agreement are for convenience of reference only and shall not be interpreted or construed to modify or alter any of the terms hereof.

        IN WITNESS WHEREOF, the parties hereto cause this Agreement to be signed by their duly designated representatives.

COMPANY:		LICENSEE:
SCHONBERG RADIATION CORPORATION		ACCURAY ASSOCIATES
		By:	Accuray Incorporated, General Partner
By:	/s/ RUSSELL G. SCHONBERG (Authorized signatory)	By:	/s/ JOSEPH G. DEPP (authorized Signatory)
Printed Name:	Russell G. Schonberg	Printed Name:	Joseph G. Depp
Title:	CEO	Title:	President
Date:	1/30/91	Date:	1/30/91

EXHIBIT 1
LICENSED PRODUCT

        The Licensed Product will consist of:

        1.     A 4 MeV standing-wave X-Band linear accelerator, with appropriate rf power source, modulator, and supporting electronics.

        2.     A primary collimator to restrict the radiation field to a maximum of 60 mm diameter at the treatment distance.

        3.     A dual dosimetry ion chamber system which will monitor the radiation exposure and terminate the exposure upon delivering a predetermined amount of radiation.

        4.     A set of secondary collimators providing circular field sizes, ranging from 5 mm to 35 mm in diameter.

        5.     A control system which can be interfaced to the Neurotron 1000 control system.

AMENDMENT

        Made and entered into this 15th day of April, 1996, by and between SCHONBERG RESEARCH CORPORATION, a California corporation, the name of which was previously Schonberg Radiation Corporation, having its principal place of business at 3300 Keller Street, Building #101, Santa Clara, California 95054 (sometimes called "SRC" or "Company"), and ACCURAY INCORPORATED, a California corporation which was the general partner in and is the successor to Accuray Associates, a California limited partnership, having its principal office at 570 Del Rey Avenue, Sunnyvale, California 94087 (sometimes called "Accuray," "Buyer" or "Licensee").

        The agreements between the parties which are amended hereby are:

    Manufacturing License and Technology Transfer Agreement dated January 28, 1991 between Schonberg Radiation Corporation and Accuray Associates (hereinafter called the "License") and,

    OEM Purchase Agreement between Schonberg Radiation Corporation and Accuray Associates dated January 28, 1991 (hereinafter called the "Purchase Agreement.")

        The License and the Purchase Agreement are sometimes referred to herein as the "Agreements." Initially capitalized terms herein are intended to have the meanings given them in the Agreements.

RECITALS

        Under the Agreements, SRC has built (or is in the process of building) six Licensed Products which have been (or are in the process of being) incorporated into six frameless stereotactic radiosurgery devices (variously called the "Neurotron 1000" or the "CyberKnife") assembled and sold to providers of medical treatment by Accuray.

        Unforeseen difficulties have caused delays and performance problems for the parties.

        While their expectations have changed in some respects, the parties nevertheless wish to maintain a business relationship between them as described in the Agreements, but to amend the Agreements to be consistent with their experience over the past five-plus years and with their changed expectations.

AGREEMENT

        In consideration of the foregoing, and of the promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.     In the first paragraph on page 1 of both Agreements, "Schonberg Radiation Corporation" is amended to read "Schonberg Research Corporation," and "Accuray Associates, a California limited partnership having its principal place of business in Santa Clara, California" is amended to read "Accuray Incorporated, a California corporation having its principal place of business in Sunnyvale, California."

        2.     Paragraph 3.2 of the Purchase Agreement is amended and restated in its entirety to read as follows:

          3.2    Scope of Rights.    Subject to the terms and conditions of this Agreement, SRC hereby grants Buyer, and Buyer accepts, the exclusive, worldwide right to distribute, install, maintain and repair the Product for Medical Applications and the nonexclusive, worldwide right to reproduce and distribute the Documentation (as defined below). Buyer's exclusive rights under this Agreements shall continue so long as Buyer continues to have exclusive rights under the Manufacturing License and Technology Transfer Agreement between SRC and Buyer dated January 28, 1991, as amended.

        3.     Paragraph 2.(a) of the License is amended and restated in its entirety to read as follows:

        2.    License Grant

          (a)    Manufacturing License.    The Company grants to Licensee a perpetual, exclusive, worldwide license to use the Licensed Rights and Licensed Know-How (including any Improvements thereto developed by the Company) to manufacture (or have manufactured pursuant to paragraph 8 ["Subcontracting"] hereof) Licensed Products for Medical Applications and a perpetual, exclusive worldwide license to use, sell or otherwise distribute, make Improvements to, and repair such Licensed Product; provided, however, that the Company retains all rights to the Licensed Product for applications other than Medical Applications.

        4.     Section 3 of the License is deleted in its entirety and replaced by the statement, "This section intentionally omitted" so as to avoid renumbering subsequent sections.

        5.     Paragraph 5.(a) of the License is amended and restated in its entirety to read as follows:

        5.    Royalties.

          (a)    Amount of Payment.    Licensee shall pay to the Company a royalty of $[*] for each Licensed Product manufactured by Licensee, the Company, or by a third party on Licensee's behalf, after 1 April 1996 which is sold or otherwise distributed (a "Royalty Bearing Product") until such time as the Maximum Royalty Amount ($[*]) has been paid to the Company under this Agreement; provided, however, that the Maximum Royalty Amount shall be reduced by the full amount of any research and development costs which are paid for by Licensee under the terms of the Purchase Agreement in connection with the delivery of the Initial Units (as defined in the Purchase Agreement). Upon payment in full of the Maximum Royalty Amount as so reduced, the licenses granted under this Agreement shall become fully-paid and royalty-free.

        6.     Paragraph 13.(a)(iv) of the License is deleted in its entirety and replaced by the statement, "This paragraph intentionally omitted" so as to avoid renumbering subsequent paragraphs.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

        7.     Section 14. of the License is amended and restated in its entirety to read as follows:

          14.    Termination of Exclusivity.    The manufacturing license granted in subparagraph 2(a) ("Manufacturing License") shall become non-exclusive if Licensee fails to make cumulative total royalty payments as shown below. All royalty payments made according to paragraph 5 hereof shall be creditable against the cumulative minimum royalty requirement; if such payments are less than the cumulative minimum royalty. Licensee shall have the right to pay the difference and it shall be creditable against future royalties due under paragraph 5.

As of	Cumulative Royalty
March 31, 1997	$	[ * ]
June 30, 1997	$	[ * ]
September 30, 1997	$	[ * ]
December 31, 1997	$	[ * ]
March 31, 1998	$	[ * ]
June 30, 1998	$	[ * ]
September 30, 1998	$	[ * ]
December 31, 1998	$	[ * ]
March 31, 1999	$	[ * ]
June 30, 1999(6)	$	[ * ]
September 30, 1999	$	[ * ]
December 31, 1999	$	[ * ]
March 31, 2000	$	[ * ]
June 30, 2000	$	[ * ]
September 30, 2000	$	[ * ]
December 31, 2000	$	[ * ]
March 31, 2001	$	[ * ]
June 30, 2001	$	[ * ]
September 30, 2001	$	[ * ]
December 31, 2001	$	[ * ]

        8.     In paragraph 18.1 of the Purchase Agreement and in paragraph 19.(a) of the License, the names and addresses of the parties are amended to read as follows:

    Schonberg Research Corporation
    3300 Keller Street, Bldg. #101
    Santa Clara, CA 95054

    Accuray Incorporated
    570 Del Rey Avenue
    Sunnyvale, CA 94087

        9.     In the signature blocks on page 15 of the License and on page 16 of the Purchase Agreement, "SCHONBERG RADIATION CORPORATION" is amended to read "SCHONBERG RESEARCH CORPORATION", and "ACCURAY ASSOCIATES By: Accuray Incorporated, General Partner" is amended to read "ACCURAY INCORPORATED."

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2

        10.   EXHIBIT 1 to the License and EXHIBIT A to the Purchase Agreement are hereby amended and restated in their entirety to read as follows:

EXHIBIT 1/EXHIBIT A
LICENSED PRODUCT/PRODUCT

        The Licensed Product/Product will consist of:

          1.     A 6 MeV standing-wave X-band linear accelerator, with appropriate rf power source, modulator, and supporting electronics.

          2.     A primary collimator to restrict the radiation field to a maximum of 60 mm diameter at the treatment distance.

          3.     A dual dosimetry ion chamber system which will monitor the radiation exposure and terminate the exposure upon delivering a predetermined amount of radiation.

          4.     A control system which can be interfaced to the Neurotron 1000 control system.

        11.   Except as expressly amended above, the Agreements shall remain in full force and effect, and the parties shall be deemed to have substantially complied with their obligations under the Agreements up to and including the date first above written.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be signed and attested by their respective officers, duly authorized thereunto, on the day and year first above written.

Attest:	SCHONBERG RESEARCH CORPORATION
/s/ [SIGNATURE ILLEGIBLE]	By:	/s/ BRUCE G. SCHONBERG
Attest:	ACCURAY INCORPORATED
/s/ BRUCE BOWDEN Secretary	By:	/s/ DONALD CADDES President

3

11 November 2002

Russell G. Schonberg
Schonberg Research Corporation
P.O. Box S
Los Altos, CA 94022

Dear Russ:

        This letter agreement amends agreements between Schonberg Research Corporation, a California Corporation, the name of which was previously Schonberg Radiation Corporation ("SRC" or "Company") and Accuray Incorporated, a California corporation, which was the general partner in and is the successor to Accuray Associates, a California limited partnership ("Accuray" or "Buyer" or "Licensee"). The agreements, which were amended by an amendment made and entered into on 15 April 1996 (the "Amendment"), are:

  Manufacturing License and Technology Transfer Agreement dated January 28, 1991 between Schonberg Radiation Corporation and Accuray Associates (the "License") and

  OEM Purchase Agreement between Schonberg Radiation Corporation and Accuray Associates dated January 28, 1991 (the "Purchase Agreement").

Initially capitalized terms herein are intended to have the meanings given them in the License, the Purchase Agreement, and the Amendment.

        The License, the Purchase Agreement, and the Amendment are hereby amended as follows:

          1.     Paragraph 10 of the Purchase Agreement is deleted in its entirety and replaced by the statement, "This paragraph intentionally omitted" so as to avoid renumbering subsequent paragraphs.

          2.     Paragraph 5(a) of the License is amended and restated in its entirety to read as follows:

        5.    Royalties

        (a)    Amount of Payment.    For each Licensed Product manufactured by Licensee, the Company, or by a third party on Licensee's behalf which is sold or otherwise distributed (a "Royalty Bearing Product") after 1 April 1996, Licensee shall pay to the Company $[*], except that beginning 1 October 2002 the payment for the first such Royalty Bearing Product each calendar quarter shall be $[*], until such time as the Maximum Royalty Amount ($[*]) has been paid to the Company under this License; provided, however, that the Maximum Royalty Amount shall be reduced by the full amount of any research and development costs which are paid for by licensee under the terms of the Purchase Agreement in connection with the delivery of the Initial Units (as defined in the Purchase Agreement). Upon payment in full of the Maximum Royalty Amount as so reduced, the licenses granted under this License shall become fully-paid and royalty-free.

Sincerely,
Accuray Incorporated

/s/ John M. Harland
John M. Harland
Sr. Vice President & Chief Financial Officer

AGREED:

Schonberg Research Corporation

/s/ Russell G. Schonberg
Russell G. Schonberg
CEO

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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